EXHIBIT 21

Subsidiaries

TNP Strategic Retail Operating Partnership, L.P. (Delaware)

TNP SRT Secured Holdings, LLC (Delaware)

TNP SRT Moreno Marketplace, LLC (Delaware)

TNP SRT Waianae Mall, LLC (Delaware)

TNP SRT Northgate Plaza Tucson, LLC (Delaware)

TNP SRT San Jacinto, LLC (Delaware)

TNP SRT Craig Promenade, LLC (Delaware)

TNP SRT Pinehurst, LLC (Delaware)

TNP SRT Constitution Trail, LLC (Delaware)

TNP SRT Cochran Bypass, LLC (Delaware)

TNP SRT Topaz Marketplace, LLC (Delaware)

TNP SRT Osceola Village, LLC (Delaware)

TNP SRT Osceola Village Master Lessee, LLC (Delaware)